UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 24, 2009
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13289	76-0069030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On August 24, 2009, we completed the spin-off of our former wholly owned subsidiary, Seahawk Drilling, Inc. (“Seahawk”), to our stockholders through a stock distribution. Seahawk holds the assets and liabilities that were associated with our mat-supported jackup rig business. In connection with the spin-off, our stockholders received 100% (approximately 11.6 million shares) of the outstanding common stock of Seahawk. Seahawk is now an independent public company, and its common stock trades under the symbol “HAWK” on the NASDAQ Global Select Market.
     The distribution of Seahawk common stock occurred by way of a pro rata stock dividend to our stockholders. Each of our stockholders received one share of Seahawk common stock for every 15 shares of our common stock held by such stockholder at the close of business on August 14, 2009, and cash in lieu of any fractional shares of Seahawk common stock.
     In connection with the spin-off, we made a cash contribution to Seahawk of approximately $47.3 million to achieve a targeted working capital (defined generally as total current assets less total current liabilities) for Seahawk as of May 31, 2009 of $85 million.
     A registration statement on Form 10 describing the spin-off was filed by Seahawk with the Securities and Exchange Commission and was declared effective on August 12, 2009.
Item 9.01 Financial Statements and Exhibits.
(b) Pro Forma Financial Information.
     The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006 are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.
d) Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Pride International, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Brian C. Voegele
Brian C. Voegele
Senior Vice President and Chief Financial Officer

Date: August 27, 2009

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